Proxy Results
Shareholders of Seligman Municipal Fund Series, Inc. voted on two proposals at a Special Meeting of Stockholders held on November 3, 2008. Shareholders voted in favor of each of the proposals. The description of each proposal and number of shares voted are as follows:
Proposal 1
To consider and vote upon the proposed Investment Management Services Agreement with RiverSource Investments, LLC:
National Fund
For                             Against                    Abstain
3,949,193.410                 168,939.981             191,921.889
Colorado Fund
For                             Against                    Abstain
2,307,183.218                  74,460.280              111,881.185
Georgia Fund
For                           Against                    Abstain
1,759,668.806                 102,339.030                56,248.933
Louisiana Fund
For                           Against                    Abstain
1,584,734.856                 77,772.171                21,240.291
Maryland Fund
For                           Against                     Abstain
2,173,920.400               138,737.808              113,714.724
Massachusetts Fund
For                           Against                      Abstain
4,218,981.488               142,851.594               236,713.024
Michigan Fund
For                           Against                      Abstain
5,307,115.961               248,378.351               171,114.848
Minnesota Fund
For                           Against                      Abstain
4,528,296.858              202,128.542                263,760.017
Missouri Fund
For                          Against                       Abstain
1,855,211.205              236,056.712                197,082.660
New York Fund
For                         Against                        Abstain
4,164,301.516              143,314.155                168,747.113
Ohio Fund
For                         Against                        Abstain
6,312,816.812              351,650.652                312,008.272
Oregon Fund
For                         Against                        Abstain
3,370,905.354             138,522.236                 244,330.982
South Carolina Fund
For                        Against                         Abstain
4,694,983.636             195,724.117                130,633.598
Proposal 2
To elect ten directors to the Board:
                                   For                    Withheld
Kathleen Blatz                  57,869,409                 2,697,944
Arne H. Carlson                 57,670,617                 2,896,736
Pamela G. Carlton               57,817,258                 2,750,095
Patricia M. Flynn               57,913,069                 2,654,284
Anne P. Jones                   57,698,726                 2,868,626
Jeffrey Laikind                 57,708,972                 2,858,380
Stephen R. Lewis, Jr.           57,881,841                 2,685,512
Catherine James Paglia          57,898,819                2,668,534
Alison Taunton-Rigby            57,891,282                2,676,070
William F. Truscott             57,878,318                2,689,035